UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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LAKES ENTERTAINMENT, INC.

(Name of Registrant as Specified In Its Charter)

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PROXY STATEMENT
PROXIES AND VOTING
PROPOSAL FOR ELECTION OF DIRECTORS (Proposal One)
EXECUTIVE COMPENSATION
Summary Compensation Table
DIRECTOR COMPENSATION
CORPORATE GOVERNANCE
EQUITY COMPENSATION PLAN INFORMATION
PROPOSAL TO RATIFY THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (Proposal Two)
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
PROPOSALS OF SHAREHOLDERS
DISCRETIONARY PROXY VOTING AUTHORITY/ UNTIMELY STOCKHOLDER PROPOSALS
SOLICITATION
OTHER MATTERS

130 Cheshire Lane
Minnetonka, Minnesota 55305

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
June 4, 2008

To the Shareholders of Lakes Entertainment, Inc.:

Please take notice that the annual meeting of shareholders of Lakes Entertainment, Inc. (“Annual Meeting”) will be held, pursuant to due call by our Board of Directors, at the Doubletree Park Place Hotel, 1500 Park Place Boulevard, Minneapolis, Minnesota 55416 at 3:00 p.m. local time on Wednesday, June 4, 2008, or at any adjournment or postponements of the Annual Meeting, for the purpose of considering and taking appropriate action with respect to the following:

1.	The election of seven directors to our Board of Directors;

2.	The ratification of the appointment of Piercy, Bowler, Taylor & Kern, Certified Public Accountants as our independent registered public accounting firm for the 2008 fiscal year; and

3.	The transaction of any other business as may properly come before the meeting or any adjournments or postponements of the Annual Meeting.

Pursuant to due action of our Board of Directors, shareholders of record on April 11, 2008, will be entitled to notice of, and to vote at, the meeting or any adjournments or postponements of the Annual Meeting. Adoption of each proposal requires the affirmative vote of the holders of a majority of the shares of Lakes Entertainment’s common stock present in person or represented by proxy at the Annual Meeting.

A PROXY FOR THIS MEETING IS ENCLOSED HEREWITH. WE REQUEST THAT YOU FILL IN AND SIGN THE PROXY, WHICH IS SOLICITED BY THE BOARD OF DIRECTORS, AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE.

By Order of the Board of Directors

Timothy J. Cope,
President, Chief Financial Officer, and
Treasurer

May 1, 2008

LAKES ENTERTAINMENT, INC.
130 Cheshire Lane
Minnetonka, Minnesota 55305

PROXY STATEMENT

Annual Meeting of Shareholders to be Held
June 4, 2008

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Lakes Entertainment, Inc. (“Lakes” or the “Company”) to be used at our annual meeting of shareholders (“Annual Meeting”) to be held at the Doubletree Park Place Hotel, 1500 Park Place Boulevard, Minneapolis, Minnesota 55416 at 3:00 p.m. local time on Wednesday, June 4, 2008 the purpose of considering and taking appropriate action with respect to the following:

1.	The election of seven directors to our Board of Directors;

2.	The ratification of the appointment of Piercy, Bowler, Taylor & Kern, Certified Public Accountants (“PBTK”), as our independent registered public accounting firm for the 2008 fiscal year; and

3.	The transaction of any other business as may properly come before the meeting or any adjournments or postponements of the Annual Meeting.

The approximate date on which we first sent this proxy statement and the accompanying proxy to our shareholders was May 1, 2008.

PROXIES AND VOTING

Only shareholders of record at the close of business on April 11, 2008 (“Record Date”) for the Annual Meeting will be entitled to notice of, and to vote at, the Annual Meeting or any adjournments or postponements of the Annual Meeting. There were 24,915,675 shares of our common stock outstanding on the Record Date, which is the only class of our capital stock entitled to vote at the Annual Meeting. Each share of common stock is entitled to one vote upon each matter to be presented at the Annual Meeting. A quorum, consisting of a majority of the outstanding shares of our common stock entitled to vote at the Annual Meeting, must be present in person or represented by proxy before action may be taken at the Annual Meeting.

Each proxy returned to the Company will be voted in accordance with the instructions indicated on the proxy. If no instructions are indicated on the proxy, it will be voted in favor of the proposals set forth in this proxy statement. Adoption of each proposal requires the affirmative vote of the holders of a majority of the shares of our common stock present in person or represented by proxy at the Annual Meeting. Each shareholder who signs and returns a proxy in the form enclosed with this proxy statement has the unconditional right to revoke the proxy at any time prior to its use at the Annual Meeting. A shareholder can change his or her proxy or vote in one of three ways: (1) send a signed notice of revocation to our Secretary to revoke the previously given proxy; (2) send a completed proxy card bearing a later date than the previously given proxy to our Secretary indicating the change in your vote; or (3) attend the Annual Meeting and vote in person, which will automatically cancel any proxy previously given, or the shareholder may revoke his or her proxy in person, but a shareholder’s attendance alone at the Annual Meeting will not revoke any proxy that the shareholder has previously given. If a shareholder chooses either of the first two methods, the shareholder must take the described action no later than the beginning of the Annual Meeting. Once voting on a particular matter is completed at the Annual Meeting, a shareholder will not be able to revoke his or her proxy or to change his or her vote as to that matter. Unless a shareholder’s proxy is so revoked or changed, the shares of common stock represented by each proxy received by the Company will be voted at the Annual Meeting and at any adjournments or postponements thereof. If a shareholder’s shares of common stock are held in street name by a broker, bank or other financial institution, such shareholder must contact them to change his or her vote.

All shares represented by proxies will be voted for the election of the nominees for the Board of Directors named in this proxy statement and for the ratification of the appointment of PBTK as the Company’s independent registered public accounting firm for the 2008 fiscal year, unless a contrary choice is specified. If any nominee should withdraw or otherwise become unavailable for reasons not presently known, the proxies which would have otherwise been voted for such nominee will be voted for such substitute nominee as may be selected by the Board of Directors. A shareholder who abstains with respect to any proposal is considered to be present and entitled to vote on such proposal and is in effect casting a negative vote, but a shareholder (including a broker) who does not give authority to a proxy to vote, or withholds authority to vote, on any proposal, shall not be considered present and entitled to vote on such proposal.

The Board of Directors unanimously recommends that you vote “FOR” the election of all nominees for the Board of Directors named in this proxy statement and “FOR” the ratification of the appointment of PBTK as our independent registered public accounting firm for the 2008 fiscal year.

While the Board of Directors knows of no other matters to be presented at the Annual Meeting or any adjournment or postponements thereof, all proxies returned to the Company will be voted on any such matter in accordance with the judgment of the proxy holders.

PROPOSAL FOR ELECTION OF DIRECTORS
(Proposal One)

Our Board of Directors currently consists of seven directors. All of the current directors have been nominated for election by the Board of Directors. If elected, each nominee will hold office until the next Annual Meeting of the shareholders, or until his successor is elected and shall have qualified. All nominees have consented to be named and have indicated their intention to serve as members of the Board of Directors, if elected. Lakes’ Bylaws fix the number of members constituting its Board of Directors at eight. The existing vacancy on the Board of Directors results from the previous resignation or retirement of directors in previous years. Notwithstanding the existing vacancy on the Board of Directors, proxies cannot be voted for more than seven individuals, which number represents the number of nominees named by the Board of Directors.

The names and ages of the nominees, and their principal occupations and tenure as directors, which are set forth below, are based upon information furnished to us by each nominee.

Name and Age of	Principal Occupation, Business Experience	Director
Director and Nominee	For Past Five Years and Directorships of Public Companies	Since

Lyle Berman Age 66	Chairman of the Board and Chief Executive Officer of Lakes Entertainment, Inc. since June 1998 and Chairman of the Board of Directors of Grand Casinos, Inc. (the predecessor to Lakes) from October 1991 through December of 1998. Mr. Berman served as President of Lakes from November 1999 until May 2003. Mr. Berman has also served as the Chairman of the Board of WPT Enterprises, Inc., a company in which Lakes owns a majority interest, since its inception in February 2002, and had served as its Chief Executive Officer from February 25, 2005 until April 1, 2005. Mr. Berman is also Chairman of the Board of PokerTek, Inc. since January 2005 and Mr. Berman served as Chief Executive Officer of Rainforest Café, Inc. from February 1993 until December 2000.	1998
Timothy J. Cope Age 56	President of Lakes Entertainment, Inc. since May 2003 and Chief Financial Officer, Treasurer, and a director of Lakes Entertainment since June 1998. Mr. Cope also serves as a director of WPT Enterprises, Inc. Mr. Cope served as Secretary of Lakes Entertainment, Inc. from June 1998 until December 31, 2007. Mr. Cope served as an Executive Vice President of Lakes Entertainment from June 1998 until May 11, 2003. Mr. Cope held the positions of Executive Vice President, Chief Financial Officer and Director of Grand Casinos, Inc. from 1993 through 1998.	1998
Morris Goldfarb Age 57	Director of Lakes Entertainment, Inc. since June 1998. Mr. Goldfarb is a director, Chairman of the Board and Chief Executive Officer of G-III Apparel Group, Ltd., a publicly-held manufacturer and distributor of outerwear and sportswear under licensed labels, private labels and its own labels. Mr. Goldfarb has served as either the President or Vice President of G-III and its predecessors since its formation in 1974. Mr. Goldfarb currently is President and a director of The Leather Apparel Association, a non-profit leather trade association.	1998
Neil I. Sell Age 66	Director of Lakes Entertainment, Inc. since June 1998. Since 1968, Mr. Sell has been engaged in the practice of law in Minneapolis, Minnesota with the firm of Maslon Edelman Borman & Brand, LLP, which has rendered legal services to Lakes and WPT Enterprises, Inc.	1998
Ray Moberg Age 59	Director of Lakes Entertainment, Inc. since December 2003. Mr. Moberg retired from Ernst & Young in 2003 after serving for 33 years, including as managing partner of its Reno office from 1987 until his retirement. Mr. Moberg also serves as a director of WPT Enterprises, Inc.	2003

Name and Age of	Principal Occupation, Business Experience	Director
Director and Nominee	For Past Five Years and Directorships of Public Companies	Since

Larry C. Barenbaum Age 61	Director of Lakes Entertainment, Inc. since February 17, 2006. Mr. Barenbaum is Chairman of the Board of Directors of Christopher & Banks Corporation, a publicly held national specialty retailer of women’s apparel. Mr. Barenbaum has served on the Christopher & Banks Corporation Board since March 1992. Since November 1991, Mr. Barenbaum has been engaged in investment activities and has provided consulting services to various companies in the specialty retail and services industry.	2006
Richard D. White Age 54	Director of Lakes Entertainment, Inc. since December 8, 2006. Mr. White has been a Managing Director and head of the Private Equity Investment Department of Oppenheimer & Co. Inc. since June 2004. From 2002 to June 2004, he served as President of Aeolus Capital Group LLC, an investment management firm. From 1985 until 2002, he was a Managing Director at CIBC Capital Partners, an affiliate of CIBC World Markets, and its predecessor firm, Oppenheimer & Co., Inc. During that time, Mr. White worked in both the Investment Banking and Private Equity Investing departments. Mr. White is a director of Escalade Inc., a manufacturer of sporting goods and office products; and G-III Apparel Group, Ltd.	2006

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation Committee, referred to as the Committee, discharges the responsibilities of the Board of Directors, referred to as the Board or Board of Directors, relating to compensation of the named executive officers of the Company. The Committee is comprised of independent directors as defined in The NASDAQ Stock Market LLC listing standards. The Committee also has oversight responsibility for our annual incentive plans, stock option plans and other benefit plans for our executive officers. See “Corporate Governance — Compensation Committee of the Board of Directors” for more information about the Committee.

Compensation Philosophy and Objectives

Our overall compensation philosophy is that compensation levels should be adequate to attract and retain the best possible executive talent without being unreasonable or excessive relative to market practice and to provide incentive to achieve corporate and individual goals that will increase shareholder value. See “Corporate Governance — Compensation Committee of the Board of Directors” for a more detailed discussion of our compensation philosophy and policies. See “Elements of Compensation” below for further discussions of the compensation arrangements for our named executive officers. While a portion of our named executive officers’ compensation changes with annual results, the total compensation program is structured to include long-term compensation to motivate our named executive officers to work for sustained growth in shareholder value.

Elements of Compensation

For the fiscal year ended December 30, 2007, referred to as fiscal 2007, the principal components of compensation for named executive officers included base salary and annual incentive bonus compensation. Our Chief Executive Officer and President also have post termination benefits, personal benefits and perquisites provided for in their employment agreements.

Base salary.  We use base salary to recognize the experience, skills, knowledge and responsibilities required of our named executive officers in their roles. The Committee reviews each named executive officer’s salary annually and makes adjustments, as appropriate, based on the recommendations of the Chief Executive Officer and President. The Committee also considers a number of factors including market data taken from the public filings of public companies in the gaming industry, internal review of the executive’s compensation

(both individually and relative to other executives), level of the executive’s responsibility, and individual performance of the executive. Consistent with fiscal 2006 base salaries, the base salaries of the named executive officers continues to be the biggest portion of the named executives’ compensation in fiscal 2007.

The base salaries of Lyle Berman (Chief Executive Officer), Timothy J. Cope (President), and Mark Sicilia (Vice President of Food & Beverage), were established in their respective employment agreements. Their base salaries were not increased in fiscal 2007. The base salary of Richard Bienapfl (Vice President Development) for fiscal 2007 was increased by $25,000 or 11% based on recommendations of the Chief Executive Officer and President to provide a competitive salary within the organization based on the position’s role and responsibilities. The base salary of Howard Herman (Vice President of Purchasing) was not increased from the base salary paid to him in fiscal year 2006. We and the Committee believed that the base salaries of our named executive officers for fiscal 2007 were at acceptable market rates.

Annual incentive cash bonus.  Annual incentive cash bonuses are intended to reward individual and Company performance during the year. Annual incentive cash bonuses range from 20% — 80% of the named executive officer’s base salary. The bonuses are determined on a discretionary basis by the Committee based on recommendations from the Chief Executive Officer and President and the performance of the Company and the named executive officer for the completed fiscal year. The annual incentive cash bonus awards made to named executive officers in February 2008 for performance in fiscal 2007 are reflected in the Summary Compensation Table on page 7. The Committee approved these annual incentive cash bonuses due to achievement of strategic fiscal 2007 corporate goals, including, among other things, the successful opening of the Four Winds Casino Resort for the Pokagon Band of Potawatomi Indians which was on time and within budget in August 2007 and beginning construction of the casino project for the Shingle Springs Band of Miwok Indians in June 2007. The annual incentive bonus program is reviewed annually by the Committee to determine whether it is achieving its intended purpose. We and the Committee believe it achieved its purpose in 2007.

Long term equity incentive.  The Company traditionally uses stock options to motivate our named executive officers to increase long-term shareholder value. The Committee will consider providing other forms of equity-based compensation awards to named executive officers under our 2007 Stock Option and Compensation Plan, referred to as the 2007 plan, which may be subject to performance goals, rather than just in the form of stock option grants. We anticipate that grants of equity-based awards to named executive officers under the 2007 plan will be made from time to time at regularly scheduled meetings of the Committee in line with its past practices described below under “Corporate Governance — Compensation Committee of the Board of Directors — Compensation Policies.” Awards may not necessarily be made each year if the Committee decides that the Company’s strategic and financial performance does not merit awards or the Committee believes that the named executive officer has received a sufficient amount of equity-based awards. It is anticipated that an initial equity-based award will continue to be made to new hires in the form of stock options as of the date of hire.

Personal benefits and perquisites.  Lyle Berman (Chief Executive Officer) and Timothy J. Cope (President) have personal benefits and perquisites provided under their respective employment agreements. Both agreements were negotiated and executed in February 2006. The Company and the Committee believe that the benefits and perquisites are reasonable and consistent with the compensation program to better enable the Company to retain superior employees for key positions. These two officers are provided personal use of the Company’s aircraft and term life insurance coverage paid by the Company. The value of these benefits and perquisites is set forth in the Summary Compensation Table on page 7. The other named executive officers receive only those personal benefits and perquisites that are provided on a non-discriminatory basis to all employees.

Post-termination benefits.  Mr. Berman, Mr. Cope and Mr. Sicilia have post-termination benefits as provided in their respective employment agreements. See “Potential Payments Upon Termination or Change-In Control” for a discussion of those benefits. Mr. Berman, Mr. Cope and Mr. Sicilia are the only named executive officers with employment agreements, and specific post-termination benefits. We provided these benefits to Mr. Berman and Mr. Cope as they were part of the compensation package they negotiated with us in February 2006 for continued employment with us. We provided post-termination benefits to Mr. Sicilia as it was a condition to his initial employment with us.

Tax and Accounting Implications

Deductibility of Executive Compensation.  As part of its role, the Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that the Company may not deduct compensation of more than $1,000,000 that is paid to certain individuals. The Company believes that compensation paid under the management compensation programs are generally fully deductible for federal income tax purposes. However, in certain situations, the Committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for its executive officers. For fiscal 2007, the amount of compensation in excess of $1,000,000 for any named executive officer was deductible for federal income tax purposes.

Accounting for Stock-Based Compensation.  Beginning on January 1, 2006, the Company began accounting for stock-based payments including its long-term equity incentive program in accordance with the requirements of Financial Accounting Standards Board Statement of Financial Accounting Standard No. 123(R).

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on the review and discussions with management with respect to the Compensation Discussion and Analysis, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

The foregoing report is provided by the following directors, who constitute the Compensation Committee.

COMPENSATION COMMITTEE

Morris Goldfarb
Larry C. Barenbaum

Summary Compensation Table

The following table sets forth the cash and non-cash compensation for the last fiscal year awarded to or earned by (i) each individual that served as our Chief Executive Officer during fiscal 2007; (ii) each individual that served as our Chief Financial Officer during fiscal 2007; and (iii) our three most highly compensated individuals who served as executives of the Company other than our Chief Executive Officer and Chief Financial Officer who were serving as executives at the end of fiscal 2007. The Chief Executive Officer, the Chief Financial Officer and the other executives are collectively referred to in this proxy statement as the named executive officers.

				Option	All Other
		Salary	Bonus	Awards	Compensation		Total
Name and Principal Position	Year	($)(1)	($)	($)	($)		($)

Lyle Berman,	2007	500,000	200,000	—	131,217	(2)	831,217
Chairman of the Board, Chief Executive Officer	2006	500,000	200,000	—	178,779	(2)	878,779
Timothy J. Cope,	2007	350,000	140,000	—	20,776	(3)	510,776
President, Chief Financial Officer, and Treasurer	2006	350,000	140,000	—	30,864	(3)	520,864
Richard Bienapfl,	2007	245,673	100,000	—	9,000	(4)	354,673
Vice President Development	2006	225,000	45,000	—	8,800	(4)	278,800
Mark Sicilia,	2007	200,000	80,000	—	9,000	(4)	289,000
Vice President of Food & Beverage	2006	200,000	80,000	—	8,800	(4)	288,800
Howard Herman,	2007	150,000	60,000	—	41,968	(5)	251,968
Vice President of Purchasing(6)

(1)	Includes cash compensation deferred at the election of the executive officer under the terms of the Company’s 401(k) Savings Incentive Plan.

(2)	Amount primarily represents the variable cost to the Company arising from Mr. Berman’s personal use of the Company’s corporate jet in fiscal 2007 of $78,168 and in fiscal 2006 of $125,930. This amount also includes payment by the Company of term life and executive disability insurance premiums of approximately $36,849 in both fiscal years, matching contributions by the Company under the Company’s 401(k) Savings Incentive Plan of $9,000 in fiscal 2007 and $8,800 in fiscal 2006, and travel and expense allowance of $7,200 in both fiscal years.

(3)	Amount includes matching contributions by the Company under the Company’s 401(k) Savings Incentive Plan of $9,000 in fiscal 2007 and $8,800 in fiscal 2006, payment by the Company of term life and executive disability insurance premiums of approximately $4,576 in fiscal 2007 and $4,813 in fiscal 2006, and travel and expense allowance of $7,200 in both fiscal years. Fiscal 2006 also includes the variable cost to the Company arising from Mr. Cope’s personal use of the Company’s corporate jet of $10,051.

(4)	Amount represents matching contributions by the Company under the Company’s 401(k) Savings Incentive Plan.

(5)	Amount includes matching contributions by the Company under the Company’s 401(k) Savings Incentive Plan of $923 and relocation costs of $41,045.

(6)	Mr. Herman’s employment with the Company commenced in October of 2006. Mr. Herman was not a named executive officer in fiscal 2006, therefore his information is only provided for fiscal 2007.

Employment Agreements for Chief Executive Officer and President.  As part of the $50 million financing transaction which closed on February 15, 2006 with PLKS Funding, LLC, the Company entered into employment agreements dated as of February 15, 2006 with Lyle Berman and Timothy J. Cope, each referred to as an Executive, to employ the Executives as members of the Company’s senior management. Under the agreements, the Executives are required to perform such duties as may be designated by the Company’s Board of Directors from time to time. Each agreement has an initial term of 36 months and the term of the agreement automatically extends for successive one-year periods unless at least 60 days prior to the end of a term, the Company or the Executive gives notice to the other of an election to terminate the agreement at the end of the current term. In addition, the agreement may be terminated (a) upon the death or disability (as defined in the agreement) of the Executive; (b) by the Company for cause (as defined in the agreement); (c) by the Company without cause; (d) as a result of a constructive termination (as defined in the agreement); or (e) by the Executive at any time upon providing 60 days advance written notice to the Company. Under the terms of the agreements, Mr. Berman and Mr. Cope receive a base salary of $500,000 and $350,000, respectively, or such other amount as may be determined by the Company in its sole discretion, and a monthly travel and expense fee in the amount of $600. The Executives are also entitled to participate in Lakes’ discretionary incentive compensation program and to receive other benefits provided by the Company to senior executives. Each employment agreement also contains customary confidentiality and a two-year post-employment non-solicitation. Each employment agreement also contains an arbitration clause.

Employment Agreement for Vice President of Food & Beverage.  The Company entered into an employment agreement dated as of March 5, 2005 with Mark Sicilia to employ him as the Vice President of Food & Beverage. The agreement had an initial term of three years and has been extended for a successive one-year period. The agreement will automatically renew for an additional one-year period if either the Company or Mr. Sicilia provides notice to the other of a decision to extend the term of the agreement by November 1, 2008 unless at least 90 days prior to the end of a term, the Company or Mr. Sicilia gives notice to the other of an election to terminate the agreement at the end of the current term. In addition, the agreement may be terminated (a) by the Company for cause (as defined in the agreement); (b) by the Company without cause; (c) as a result of a constructive termination (as defined in the agreement); or (e) voluntarily by Mr. Sicilia. Under the terms of the agreement, Mr. Sicilia receives a base salary of $200,000 or such higher amount as may be determined by the Company in its sole discretion and was granted a nonqualified stock option to purchase up to 75,000 shares of the Company’s common stock. Mr. Sicilia is also entitled to receive an annual bonus in an amount equal to at least 40%, and up to 60%, of base salary, subject to approval of the Compensation Committee. Mr. Sicilia is also to receive other benefits provided by the Company to vice presidents. The employment agreement also contains a customary confidentiality provision and a two-year post-employment non-solicitation and non-compete provision. If Mr. Sicilia’s employment agreement is terminated by the Company without cause or due to a constructive termination, Mr. Sicilia is entitled to receive, in equal installments paid at the same interval as his regular salary payments, the following: (a) base salary (including any accrued vacation) through his termination date and severance benefits equal to the accrued and unpaid base salary, plus the equivalent of bonus or incentive compensation (based upon the average bonus Mr. Sicilia received for the fiscal year(s) of the Company preceding such termination) for 12 months; and (b) all medical and dental insurance benefits during the severance period. In addition, all outstanding options to purchase shares of common stock in the Company shall immediately vest and become immediately exercisable and Mr. Sicilia has two years after the date on which he ceases to be employed by the Company to exercise his right to purchase shares of stock of the Company under any such option agreements. The Company’s obligation to provide these payments and benefits is conditioned on Mr. Sicilia entering into a satisfactory general release.

Mr. Herman and Mr. Bienapfl do not have employment agreements.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information relating to equity awards outstanding at the end of fiscal 2007 for each named executive officer.

	Option Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised Options	Unexercised Options	Option Exercise
	(#)	(#)	Price	Option Expiration
Name	Exercisable	Unexercisable(1)	($)	Date

Lyle Berman	1,000,000	—	4.1875	01/04/2009
	300,000	100,000	8.1275	01/01/2014
Timothy J. Cope	400,000	—	4.1875	01/04/2009
	150,000	50,000	8.1275	01/01/2014
Richard Bienapfl	175,000	—	4.0000	01/03/2010
	75,000	25,000	8.1275	01/01/2014
Mark Sicilia	37,500	37,500	14.0600	01/24/2015
Howard Herman	500	1,500	11.0300	10/16/2016

(1)	Options vest in equal installments over four-year and five-year periods, beginning on the first anniversary of the date of each grant and continue on each subsequent anniversary date until the option is fully vested. The employee must be employed by Lakes on the anniversary date in order to vest in any shares that year. Vested options are exercisable for ten years from the date of grant.

All options were granted under the Company’s 1998 Stock Option and Compensation Plan, referred to as the 1998 plan. Stock options were granted to Mr. Berman and Mr. Cope in January 1999 and January 2004. Stock options were granted to Mr. Bienapfl in January 2000 and January 2004. Stock options were granted to Mr. Sicilia in January 2005. Stock options were granted to Mr. Herman in October of 2006.

Option Exercises

The following table sets forth certain information relating to the exercise of stock options during fiscal 2007 for each named executive officer.

Option Awards
Number of
Shares
	Acquired	Value Realized
	on Exercise	on Exercise
Name	(#)	($)

Lyle Berman	—	—
Timothy J. Cope(1)	37,500	121,500
Richard Bienapfl(2)	25,000	171,770
Mark Sicilia	—	—
Howard Herman	—	—

(1)	Mr. Cope exercised 37,500 options in February of 2007 at a market price of $8.91 per share.

(2)	Mr. Bienapfl exercised 25,000 options in August of 2007 at a market price of $10.87 per share.

Potential Payments Upon Termination or Change-In-Control

The table below describes the potential payments and benefits payable to each of the named executive officers who have employment agreements with the Company upon termination of employment due to disability, by the Company without cause, due to a constructive discharge, due to the named executive officer’s voluntary resignation, by the Company with cause, expiration of the initial or renewal term of the named executive officer’s employment agreement, and involuntary termination within two years following a change-in-control. The amounts shown in the table assume that such termination was effective as of December 30, 2007 and includes all amounts earned through that date and are estimates of the amounts that would be paid out to the named executive officers upon their termination of employment. The actual amounts to be paid out can only be determined at the time a named executive officer in fact terminates employment with the Company.

			Acceleration
			and
			Continuation of
		Continuation of	Options
Named	Cash	Medical and	(unamortized		Total
Executive	Severance	Dental Benefits	expense as of	Excise Tax	Termination
Officer;	Payment	(Present Value)	12/30/07)	Gross-Up	Benefits
Termination Event	$	$	$	$	$

Lyle Berman
— Disability	250,000	9,181	—	109,718	368,899
— Involuntary Termination without Cause	700,000	18,362	—	270,233	988,595
— Constructive Discharge	700,000	18,362	—	270,233	988,595
— Voluntary Termination	—	—	—	—	—
— For Cause Termination	—	—	—	—	—
— Expiration of Term	—	—	—	—	—
— Involuntary Termination after Change-in-Control	1,000,000	—	—	554,423	1,554,423
Timothy J. Cope
— Disability	175,000	11,029	—	94,426	280,455
— Involuntary Termination without Cause	490,000	22,058	—	237,762	749,820
— Constructive Discharge	490,000	22,058	—	237,762	749,820
— Voluntary Termination	—	—	—	—	—
— For Cause Termination	—	—	—	—	—
— Expiration of Term	—	—	—	—	—
— Involuntary Termination after Change-in-Control	700,000	—	—	378,512	1,078,512
Mark Sicilia
— Disability	280,000	18,674	132,519	—	431,193
— Involuntary Termination without Cause	280,000	18,674	132,519	—	431,193
— Constructive Discharge	280,000	18,674	132,519	—	431,193
— Voluntary Termination	—	—	—	—	—
— For Cause Termination	—	—	—	—	—
— Expiration of Term	—	—	—	—	—
— Involuntary Termination after Change-in-Control	—	—	—	—	—

Regular Benefits.  The amounts shown in the above table do not include payments and benefits that are provided on a non-discriminatory basis to salaried employees generally upon termination of employment. These include payment of accrued, but unused vacation pay.

Death.  A termination of employment due to death does not entitle the Named executive officers to any payments or benefits that are not available to salaried employees generally.

Disability.  Each of the employment agreements for Mr. Berman and Mr. Cope provide that if the agreement is terminated due to the executive’s disability, the executive is entitled to receive an amount equal to six months of his then base salary and the continuation of medical and dental benefits for the executive and his dependents during the six months following any such termination.

Involuntary Termination without Cause or Constructive Discharge.  If either Mr. Berman or Mr. Cope is terminated without cause or through constructive discharge, the executive is entitled to:

•	base salary (including any accrued vacation) through the termination date;

•	severance benefits equal to the accrued and unpaid base salary for 12 months, or for the period of time remaining in the term of employment, whichever is longer;

•	equivalent of bonus or incentive compensation (based upon the average bonus percentage rate for the two fiscal years of the Company preceding such termination) for 12 months, or for the period of time remaining in the term of the employment agreement, whichever is longer;

•	all medical and dental insurance benefits during the severance period; and

•	all outstanding options to purchase shares of stock in the Company immediately vest and become immediately exercisable for two years after the date on which executive ceases to be employed by the Company.

If Mr. Sicilia is terminated without cause or through constructive discharge, he is entitled to:

•	base salary (including any accrued vacation) through the termination date;

•	severance benefits equal to the accrued and unpaid base salary for 12 months;

•	the equivalent of bonus or incentive compensation (based upon the average bonus Mr. Sicilia received for the fiscal year(s) of the Company preceding such termination) for 12 months;

•	all medical and dental insurance benefits during the severance period; and

•	all outstanding options to purchase shares of stock in the Company immediately vest and become immediately exercisable for two years after the date on which he ceases to be employed by the Company.

In exchange for these payments, Mr. Sicilia agreed not to compete with the Company, nor solicit the Company’s employees, for a period of two years following termination of employment with the Company.

Involuntary Termination after Change-in-Control.  If the employment of Mr. Berman or Mr. Cope is terminated without cause or due to constructive discharge within two years following a change-in-control, the executive is entitled to:

•	all compensation due and payable to, or accrued for, the benefit of the executive as of the date of termination;

•	a lump sum payment equal to two times the executive’s annual compensation (which is defined as the executive’s (i) annual base salary plus annual bonus or incentive compensation computed at par levels, (ii) an amount equal to the annual cost to executive of obtaining annual health care coverage comparable to that currently provided by the Company, (iii) an amount equal to any normal matching contributions made by the Company on executive’s behalf in the Company’s 401(k) plan, (iv) annual automobile allowance, if any, and (v) an amount equal to the annual cost to the executive of obtaining life insurance and insurance coverage for accidental death and disability insurance comparable to that provided by the Company);

•	all outstanding options to purchase shares of stock in the Company immediately vest and become immediately exercisable for two years after the date on which executive ceases to be employed by the Company;

•	the Company must use its best efforts to convert any then existing life insurance and accidental death and disability insurance policies to individual policies in the name of the executive; and

•	if payments are made to the executive, or the value of other benefits received by the executive, in connection with the change of control exceed certain limits, Section 280G of the Internal Revenue Code imposes an excise tax on the employee. The costs of this excise tax, including related tax gross-ups, will be borne by the Company.

In exchange for these payments, Mr. Berman and Mr. Cope are subject to non-solicitation covenants covering the Company’s employees, persons or entities that are doing business with the Company, and anyone that is an active prospect to do business with the Company, for a period of two years following termination of employment with the Company.

Stock Option Acceleration and Continuation.  Upon the termination of the employment of Mr. Berman or Mr. Cope for any reason, including death, disability, expiration of the initial term, nonrenewal, by the Company with or without cause, by the executive with notice, due to a constructive discharge or within two years of a change of control, all stock options held by the executive immediately vest and become immediately exercisable by the executive or his legal representative for a period of two years following the date of termination of the executive’s employment.

Excise Tax Gross-Up.  If payments are made to Mr. Berman or Mr. Cope, or the value of other benefits received by them, in connection with the change-in-control exceed certain limits, Section 280G of the Internal Revenue Code imposes an excise tax on the employee. The costs of this excise tax, including related tax gross-ups, will be borne by the Company.

Executive Officers of Lakes Entertainment

The table below lists the executive officers of the Company as of December 30, 2007:

Name	Age	Position(s) with Lakes Entertainment

Lyle Berman	66	See Proposal One (Election of Directors) above.
Timothy J. Cope	56	See Proposal One (Election of Directors) above.

DIRECTOR COMPENSATION

The following table sets forth the cash and non-cash compensation for fiscal 2007 awarded to or earned by each of our directors who is not also a named executive officer.

	Fees Earned
	or Paid in	Option	All Other
	Cash	Awards	Compensation	Total
Name	($)(1)	($)(2)	($)	($)

Morris Goldfarb	70,000	—	—	70,000
Neil I. Sell	67,000	—	—	67,000
Ray Moberg	86,000	—	—	86,000
Larry C. Barenbaum	78,000	—	—	78,000
Richard D. White	71,000	—	—	71,000

(1)	We pay an annual fee of $50,000 to each of our directors who is not otherwise employed by us or our subsidiaries, referred to as a Non-Employee Director. We also pay each Non-Employee Director a fee of $1,000 for each meeting of the Board of Directors attended and $1,000 for each committee meeting of the Board of Directors attended. We also pay the Chairman of our Audit Committee an additional annual fee of $10,000 for serving in such capacity.

(2)	The Lakes Entertainment, Inc. 1998 Director Stock Option Plan provides that each Non-Employee Director who was in office at the time of our inception, and each subsequent Non-Employee Director at the time of his or her initial election to the Board of Directors, receives a non-qualified stock option to purchase up to 25,000 shares of our common stock at an option exercise price equal to the fair market value of the shares on the grant date. Each option will have a ten-year term and will generally become exercisable in four equal installments commencing on the first anniversary of the grant date. In addition to the initial option grants, Non-Employee Directors may be granted, at the discretion of the Board of Directors, additional options to purchase our common stock. These additional options, if granted, will contain such terms and provisions as the Board of Directors determines at the time of the grant.

CORPORATE GOVERNANCE

Board of Directors

Our Board of Directors is currently comprised of the seven members identified under Proposal One (Proposal for Election of Directors). The following directors, which constitute a majority of the Board of Directors, are “independent directors” as such term is defined in Section 4200(a)(15) of The NASDAQ Stock Market LLC’s listing standards, referred to as Nasdaq Listing Standards: Larry C. Barenbaum, Morris Goldfarb, Ray Moberg, Neil I. Sell and Richard D. White.

The Board of Directors has established an audit committee, a corporate governance committee and a compensation committee. The Board of Directors held 15 meetings during fiscal 2007. None of our directors attended fewer than 75 percent of the aggregate of (i) the total number of meetings of the Board of Directors held during fiscal 2007, and (ii) the total number of meetings held by all committees of the Board on which such director served.

Ability of Shareholders to Communicate with the Company’s Board of Directors

We have established several means for shareholders and others to communicate with our Board of Directors. If a shareholder has a concern regarding our financial statements, accounting practices or internal controls, the concern should be submitted in writing to the chairperson of the audit committee in care of our Secretary at our headquarters address. If the concern relates to our governance practices, business ethics or corporate conduct, the concern should be submitted in writing to a member of the corporate governance committee in care of our Secretary at our headquarters address. If a shareholder is unsure as to which category the concern relates, the shareholder may communicate it to any one of the independent directors in care of our Secretary at our headquarters address. All such shareholder communications will be forwarded to the applicable director(s).

Director Attendance at Annual Meetings of Shareholders

The Company does not have a formal policy regarding attendance by members of the Board of Directors at the Company’s annual meeting of shareholders but the Company does encourage its Board members to attend such meetings. A total of five directors attended the Company’s 2007 annual meeting of shareholders.

Audit Committee of the Board of Directors

The Board of Directors has established a three member audit committee that consists of Larry C. Barenbaum, Richard D. White and Ray Moberg, who is the chairperson of the audit committee. The audit committee operates under an amended and restated written charter adopted by the Board of Directors on March 6, 2006, and a copy of this charter was attached as Appendix A to our proxy statement for the 2006 annual meeting of shareholders. The primary functions of the audit committee are (i) to serve as an independent and objective party to monitor our financial reporting process and internal control system, (ii) to review and appraise the audit efforts of our independent auditors, and (iii) to provide an open avenue of communication among the independent auditors, financial and senior management and the Board of Directors. The charter also requires that the audit committee (or designated members of the audit committee) review and pre-approve the performance of all audit and non-audit accounting services to be performed by our independent auditors, other than certain de minimus exceptions permitted by Section 202 of the Sarbanes-Oxley Act of 2002. The audit committee held 11 meetings during fiscal year 2007. The audit committee also held executive sessions on several occasions during the year where Company management was not present.

The Board of Directors has determined that at least one member of the audit committee, Mr. Moberg, is an “audit committee financial expert” as that term is defined in Item 407(d)(5)(ii) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended. In addition, each member of the audit committee is an “independent director,” as such term is defined in the Nasdaq Listing Standards. The Board of Directors has also determined that each of the audit committee members is able to read and understand fundamental financial statements and that at least one member of the audit committee has past employment experience in finance or accounting.

Report of the Audit Committee

The audit committee is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls. In connection with these responsibilities, the audit committee has reviewed audited financial statements of Lakes Entertainment, Inc. for fiscal 2007 and discussed them with management.

The audit committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The audit committee has received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committees, as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and has discussed independence with the independent auditors.

The audit committee, based on the review and discussions described above, has recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for fiscal 2007.

This report of the audit committee does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference into such other filings.

AUDIT COMMITTEE

Larry C. Barenbaum
Ray Moberg
Richard D. White

Corporate Governance Committee of the Board of Directors

The Board of Directors has established a two member corporate governance committee that consists of Morris Goldfarb and Neil I. Sell, each of whom satisfies the independence requirements of the Nasdaq Listing Standards. The corporate governance committee held two meetings during fiscal year 2007.

The primary role of the corporate governance committee is to (1) develop the overall corporate governance policies for the Company and (2) consider and make recommendations to the full Board of Directors concerning the appropriate size, function and needs of the Board, including establishing criteria for Board membership and considering, recruiting and recommending candidates (including those recommended by shareholders) to fill new Board positions. The corporate governance committee (or a subcommittee thereof) recruits and considers director candidates and presents qualified candidates to the full Board for consideration. Qualified candidates will be considered without regard to race, color, religion, sex, ancestry, national origin or disability.

The corporate governance committee will consider each candidate’s general business and industry experience, his or her ability to act on behalf of shareholders, overall Board diversity, potential concerns regarding independence or conflicts of interest and other factors relevant in evaluating Board nominees. Additionally, the Board will consider whether or not the candidate would be found suitable to be issued a gaming license. This is a requirement of continued Board membership. If the corporate governance committee approves a candidate for further review following an initial screening, the corporate governance committee will establish an interview process for the candidate. Generally, the candidate will meet with the members of the corporate governance committee, along with our Chief Executive Officer. Contemporaneously with the interview process, the corporate governance committee will conduct a comprehensive conflicts-of-interest assessment of the candidate. The corporate governance committee will consider reports of the interviews and the conflicts-of-interest assessment to determine whether to recommend the candidate to the full Board of Directors. The corporate governance committee will also take into consideration the candidate’s personal attributes, including, without limitation, personal integrity, loyalty to us and concern for our success and welfare, willingness to apply sound and independent business judgment, awareness of a director’s vital part in good corporate citizenship and image, time available for meetings and consultation on Company matters and willingness to assume broad, fiduciary responsibility. The corporate governance committee operates under a written charter adopted by the Board of Directors on April 28, 2005, and a copy of this charter was attached as Appendix B to our proxy statement for the 2006 annual meeting.

Recommendations for candidates to be considered for election to the Board at our annual shareholder meetings may be submitted to the corporate governance committee by our shareholders. Candidates recommended by our shareholders will be considered under the same standards as candidates that are identified by the corporate governance committee. In order to make such a recommendation, a shareholder must submit the recommendation in writing to the corporate governance committee, in care of our Secretary at our headquarters address, at least 120 days prior to the mailing date of the previous year’s Annual Meeting proxy statement. To enable the committee to evaluate the candidate’s qualifications, shareholder recommendations must include the following information:

•	The name and address of the nominating shareholder and of the director candidate;

•	A representation that the nominating shareholder is a holder of record of our common stock and entitled to vote at the current year’s annual meeting;

•	A description of any arrangements or understandings between the nominating shareholder and the director candidate or candidates being recommended pursuant to which the nomination or nominations are to be made by the shareholder;

•	A resume detailing the educational, professional and other information necessary to determine if the nominee is qualified to hold a Board position;

•	Such other information regarding each nominee proposed by such shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had each nominee been nominated by the Board of Directors; and

•	The consent of each nominee to serve as a director if so elected.

Compensation Committee of the Board of Directors

General.  The Board of Directors has established a two member compensation committee that consists of Morris Goldfarb and Larry C. Barenbaum, each of whom satisfies the independence requirements of the Nasdaq Listing Standards. Mr. Barenbaum and Mr. Goldfarb are also “non-employee directors” as defined by Rule 16b-3 under the Securities Exchange Act of 1934 and “outside directors” as defined by Section 162(m) of the Internal Revenue Code. The compensation committee operates under a written amended and restated charter adopted by the Board of Directors on December 4, 2006, and a copy of this charter was attached as Appendix A to our proxy statement for the 2007 annual meeting. The compensation committee reviews our remuneration policies and practices, makes recommendations to the full Board of Directors in connection with all compensation matters affecting us and administers our incentive compensation plans.

The compensation committee has the authority, to the extent it deems necessary or appropriate, to retain a compensation consultant to assist in the evaluation of named executive officer compensation. The compensation committee also has the sole authority to approve the consultant’s fees and other retention terms. The compensation committee also has the authority, to the extent it deems necessary or appropriate, to retain other advisors. The Company will provide appropriate funding, as determined by the compensation committee, for payment of compensation to any consulting firm or other advisors hired by the compensation committee. The compensation committee did not work with a compensation consultant with respect to named executive officer compensation for fiscal 2007. The compensation committee has engaged a compensation consultant to review compensation for fiscal 2008 for both named executive officers and the board of directors.

The compensation committee meets as often as its members deem necessary to perform the compensation committee’s responsibilities but in no event less than twice annually. The chair of the compensation committee presides at each meeting. In consultation with the other members of the compensation committee, the chair sets the frequency and length of each meeting and the agenda of items to be addressed at each meeting. The chair of the compensation committee also ensures that the agenda for each meeting is circulated to each compensation committee member in advance of the meeting. In addition, the compensation committee makes regular reports to the Board and proposes any necessary action to the Board.

In fiscal 2007, the compensation committee met on three occasions. The committee members attended each of those meetings and, where appropriate, management was also present at the meetings. The recommendations of the compensation committee for named executive officer compensation for fiscal 2007 were made to the Board, which subsequently adopted the compensation committee’s recommendations without modifications.

Role of Executives in Establishing Compensation.  The Chief Executive Officer and President play an integral role in recommending compensation for the named executive officers. These officers, along with the Company’s human resources department, research the current and expected compensation trends of other publicly-held companies in the gaming industry applicable to named executive officers, evaluate performance for the completed fiscal year, establish business performance targets and objectives for the coming fiscal year and recommend salary adjustments for the named executive officers to the compensation committee. These executives participate in the compensation committee meetings to provide background information on the Company’s business and operational objectives and their evaluation of, and compensation recommendations for, the named executive officers. As required by the listing standards of The NASDAQ Stock Market LLC, the Chief Executive Officer does not participate in deliberations concerning, or vote on, the compensation arrangements for himself. Additionally, the Company’s President does not participate in deliberations concerning, or vote on, the compensation arrangements for himself.

Compensation Philosophy.  Our compensation philosophy is to attract and retain the best possible executive talent, tie annual cash and stock incentives to achievement of measurable corporate and individual strategic and/or financial objectives, and create an overall compensation program for named executive officers that promotes increasing shareholder value. The compensation committee believes that it executes that philosophy by structuring the compensation program into two primary components. First, the compensation program has a cash component that is competitive enough to retain highly qualified executives while also providing performance-based incentives. The compensation committee believes that the Company’s base salary structure, annual incentive cash bonus plan and severance plan combine to meet those requirements. Second, the compensation program has an equity-based component to provide long-term incentives and ensure that the named executive officers’ long-term interests are focused on increasing shareholder value in the Company.

Historically, the equity-based component of the compensation program has been provided by the 1998 plan, but options are not granted to named executive officers or other employees of the Company under the 1998 plan each year. For example, a small number of options were granted to certain employees and named executive officers (other than the Chief Executive Officer and the President) under the 1998 plan in fiscal 2006, and no options were granted under the 1998 plan to named executive officers in fiscal 2007. In addition, because a limited number of shares remained available for equity awards under the 1998 plan, the Company established the 2007 plan which was approved by shareholders at our 2007 annual meeting. The compensation committee believes that having the ability to provide equity-based compensation is an essential element of the compensation program that motivates the named executive officers to enhance shareholder value.

The compensation committee establishes compensation for the named executive officers by considering several objective and subjective criteria. They also consider market trends with respect to executive compensation, compensation of named executive officers for publicly-held companies in the gaming industry, level of the named executive officer’s responsibility and capabilities, past compensation, and individual performance of the executive. The compensation committee’s overall goal is to establish a compensation package for each named executive officer that is reasonable yet competitive. On no less than an annual basis, the compensation of the named executive officers is reviewed to determine whether Company objectives with respect to its compensation philosophy are being met.

Compensation Policies.  The compensation committee uses short-term compensation (base salaries and annual incentive cash bonuses) and long-term compensation (historically, stock options) to achieve the Company’s goal of driving long-term shareholder value. The base salary currently constitutes a majority of the executives’ potential compensation because the Company, when the operations of WPT Enterprise, Inc. are excluded, currently has limited operating revenues and no profits with which to measure corporate success. The compensation committee has set the base salary to appropriately provide for cash compensation to support a reasonable standard of living. Currently, annual incentive cash bonuses for named executive officers are awarded on a discretionary basis by the compensation committee based on the recommendations of the Chief Executive Officer and President and the performance of the Company and the named executive officer for the completed fiscal year. Bonuses for a completed fiscal year are generally paid out in the first or second quarter of the next fiscal year. Due to the successful opening of the Four Winds Casino Resort, bonuses in 2007 for certain named executive officers were increased. The compensation committee believes bonus potential adequately motivates executives to attain corporate and individual goals.

The stock option portion of compensation is designed to emphasize the performance measures our named executive officers need to address in order to deliver shareholder value. Historically, the stock options granted to our executives (as well as to the Company’s other employees) vest pro rata over four or five years with an exercise price equal to the closing market price of the Company’s common stock on the date of the grant. All options expire ten years from the date of grant. Historically, stock options have been granted to new hires, whether a named executive officer or not, as of the date of hire, and additional stock options were granted to all employees in fiscal years 1999 and 2004 at regularly scheduled meetings of the compensation committee. Most compensation committee meetings are scheduled a year in advance. Scheduling decisions are made without regard to anticipated earnings or other major announcements by the Company. The compensation committee has never authorized the repricing of stock options held by a named executive officer. Historically, in granting stock options to named executive officers, the compensation committee has recognized that while the value realizable from exercisable stock options is dependent upon the extent to which the Company’s performance is reflected in the market price of the Company’s common stock at any particular point in time, the decision as to whether this value will be realized in any particular year is determined by each individual and not by the compensation committee. For these reasons, when the compensation committee determines to grant a stock option to a named executive officer, that decision does not take into account any gains realized in any given year by a named executive officer as a result of his individual decision to exercise an option granted in the previous year.

We expect that in future years the compensation committee will consider providing equity-based compensation to named executive officers in the form of restricted stock grants and other forms permitted under the 2007 plan, rather than just in the form of stock option grants. The compensation committee may also consider making awards subject to performance goals that must be satisfied or met as a condition to exercisability, vesting or receipt of all or a portion of an award. The 2007 plan provides that these goals can be based exclusively on one or more of the corporate-wide or subsidiary, division or operating unit financial measures listed in the 2007 plan, which include various financial measures and strategic business criteria. The compensation committee intends to make equity-based awards to named executive officers under the 2007 plan from time to time at regularly scheduled meetings of the compensation committee in line with its past practice described above, but awards may not necessarily be made each year. It is also anticipated that an initial equity-based award will be made to new hires as of the date of hire.

Our compensation policies are reviewed no less than annually by the compensation committee to determine whether they are still effective and, if not, what type of adjustments must be made to accomplish our compensation philosophy. The current compensation programs were last reviewed on December 28, 2007 and were found to be in compliance with our compensation philosophy.

Compensation Programs Design.  The compensation committee designed the compensation program to attract, retain and motivate named executive officers by providing enough base salary to afford a reasonable standard of living and enough incentive compensation (including annual bonus and stock options) to provide incentive to attain corporate and individual goals that translate into increased shareholder value. Base salary and annual incentive cash bonus amounts are determined by analyzing current market trends with respect to named executive officer compensation, including a review of the public filings of public companies in the gaming industry, to create a compensation program that is reasonable but competitive in order to retain the named executive officer. In addition, the compensation committee evaluates the achievement of corporate goals and the value and expertise that the named executive officer brings to his position.

The Company, when the operations of WPT Enterprises, Inc. are excluded, currently has limited operating revenues and no profits. Therefore, corporate performance has not been strongly emphasized in determining base or incentive compensation for named executive officers. Instead, initial and adjusted base compensation have been determined based on the items described in the preceding paragraph. The annual incentive cash bonus compensation for the Chief Executive Officer and President has been awarded based on fulfillment of corporate financial and strategic goals set by the compensation committee at the beginning of each fiscal year, subject to the compensation committee’s discretion to increase or decrease the annual incentive cash bonus compensation based on their individual performance during the completed fiscal year. The annual incentive cash bonus compensation for the other named executive officers has been awarded based more on fulfillment of a combination of corporate and individual goals (with a greater emphasis on achieving individual goals) with the goals recommended by the Chief Executive Officer and the President for adoption by the compensation committee. Once more operating history for our managed casinos exists, we expect that annual incentive cash bonuses for all named executive officers will be tied more closely with corporate financial and strategic performance goals established at the beginning of each fiscal year by the compensation committee.

Compensation Committee Interlocks and Insider Participation

Morris Goldfarb and Larry C. Barenbaum served as the members of the compensation committee during fiscal 2007. There were no relationships among members of the compensation committee, members of the Board of Directors or executive officers of Lakes who served during fiscal 2007 that require disclosure under Item 407(e) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information as of December 30, 2007 with respect to our equity compensation plans:

			Number of
			Securities
			Remaining
			Available for
		Weighted-	Future
	Number of	Average	Issuance
	Securities to be	Exercise	Under Equity
	Issued	Price of	Compensation
	Upon Exercise	Outstanding	Plans (Excluding
	of Outstanding	Options,	Securities
	Options, Warrants	Warrants and	Reflected in
Plan Category	and Rights	Rights	First Column)

Equity compensation plans approved by shareholders:
1998 Employee Plan	4,014,650	$5.93	59,750
1998 Director Plan	331,000	$7.96	25,000
2007 Stock Option and Compensation Plan	—	$—	500,000

Total	4,345,650	$6.08	584,750

PROPOSAL TO RATIFY THE APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Proposal Two)

Our Board of Directors and management are committed to the quality, integrity and transparency of our financial reports. Independent registered public accounting firms play an important part in our system of financial control. In accordance with the duties set forth in its written charter, the audit committee of our Board of Directors has appointed Piercy, Bowler, Taylor & Kern, Certified Public Accountants, referred to as PBTK, as our independent registered public accounting firm for the 2008 fiscal year. Although it is not required to do so, the audit committee and the full Board of Directors wishes to submit the appointment of PBTK for shareholder ratification at the Annual Meeting. Representatives of PBTK are expected to be present at the Annual Meeting to answer your questions and to make a statement if they desire to do so.

If the shareholders do not ratify the appointment of PBTK, the audit committee may reconsider its selection, but is not required to do so. Even if the shareholders ratify the appointment of PBTK at the Annual Meeting, the audit committee, in its sole discretion, may direct the appointment of a new independent registered public accounting firm at any time during the year without notice to, or the consent of, the shareholders, if the audit committee determines that such a change would be in our best interests and the best interests of our shareholders.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit and Non-Audit Fees

The following table presents fees for professional audit and other services rendered by PBTK during fiscal 2007 and fiscal 2006.

	Fees for 2007	Fees for 2006

Audit Fees(1)	$308,691	$295,572
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees(2)	66,175	—

Total Fees	$374,866	$295,572

(1)	Audit Fees consisted principally of quarterly review and annual audit procedures performed on the Company’s consolidated financial statements and internal control over financing reporting.

(2)	All Other Fees in fiscal 2007 consist of fees for permitted non-audit products and services which primarily included fees associated with the amendment of the Company’s Annual Report on Form 10-K for fiscal 2006, Quarterly Report on Form 10-Q for the quarterly period ended April 1, 2007, and Quarterly Report on Form 10-Q for the quarterly period ended July 1, 2007.

The audit committee of the Board of Directors has reviewed the fees billed by PBTK during fiscal year 2007 and, after consideration, has determined that the receipt of these fees by PBTK is compatible with the provision of independent audit services. The audit committee discussed these services and fees with PBTK and our management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.

Pre-Approval of Audit and Non-Audit Services

As permitted under applicable law, our audit committee may pre-approve from time to time certain types of services, including tax services, to be provided by our independent registered public accounting firm. As provided in the charter of the audit committee, and in order to maintain control and oversight over the services provided by our independent registered public accounting firm, it is the policy of the audit committee to pre-

approve all audit and non-audit services to be provided by the independent registered public accounting firm (other than with respect to de minimus exceptions permitted by the Sarbanes-Oxley Act of 2002), and not to engage the independent registered public accounting firm to provide any non-audit services prohibited by law or regulation. For administrative convenience, the audit committee may delegate pre-approval authority to audit committee members who are also independent members of the Board of Directors, but any decision by such a member on pre-approval must be reported to the full audit committee at its next regularly scheduled meeting.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

As of the close of business on the Record Date, there were 24,915,675 shares of our common stock issued and outstanding, which is the only class of capital stock entitled to vote at the Annual Meeting. Each share of our common stock is entitled to one vote on all matters put to a vote of shareholders.

The following table sets forth, as of the Record Date, certain information regarding the beneficial ownership of our common stock by (i) all persons known by us to be the owner (or deemed to be the owner pursuant to the rules and regulations of the SEC), of record or beneficially, of more than 5% of our outstanding common stock, (ii) each of the directors and nominees for election to the Board of Directors, (iii) each named executive officer, and (iv) all directors and executive officers as a group, in each case based upon beneficial ownership reporting of our common stock as of such date. Except as otherwise indicated, the address of each shareholder is 130 Cheshire Lane, Minnetonka, Minnesota 55305, and each shareholder has sole voting and investment power with respect to the shares beneficially owned.

	Shares of Lakes
	Common Stock	Percentage of Common
Name and Address	Beneficially Owned	Stock Outstanding(10)

Lyle Berman(1)	5,138,472	19.5
Timothy J. Cope(2)	660,540	2.6
Larry C. Barenbaum(3)	12,500	*
Morris Goldfarb(4)	187,160	*
Ray M. Moberg(5)	67,500	*
Neil I. Sell(6)	2,008,098	8.0
Richard D. White(7)	6,250	*
All Lakes Entertainment, Inc. Directors and Executive Officers as a Group (7 people including the foregoing)(8)	8,080,520	29.7
Key Colony Fund, L.P.(9) 10825 Financial Centre Parkway, Suite 100, Little Rock, AR 72211	1,517,353	6.1

*	Less than one percent.

(1)	Includes 422,806 shares held by Berman Consulting Corporation, a corporation wholly owned by Mr. Berman, 323,000 shares owned by Mr. Berman through a Berman Consulting Corporation profit sharing plan and 2,992,666 shares owned by Lyle A. Berman Revocable Trust. Also includes options to purchase 1,400,000 shares.

(2)	Includes options to purchase 600,000 shares.

(3)	Includes options to purchase 12,500 shares.

(4)	Includes options to purchase 112,500 shares.

(5)	Includes options to purchase 67,500 shares.

(6)	Includes an aggregate of 1,936,200 shares held by four irrevocable trusts for the benefit of Lyle Berman’s children with respect to which Mr. Sell has shared voting and dispositive powers as a co-trustee. Mr. Sell has disclaimed beneficial ownership of such shares. Also includes options to purchase 63,500 shares.

(7)	Includes options to purchase 6,250 shares.

(8)	Includes shares held by corporations controlled by such officers and directors and shares held by trusts of which such officers and directors are trustees. Also includes options to purchase 2,262,250 shares.

(9)	Based solely upon the Amendment no. 1 to Schedule 13D dated January 15, 2008 on file with the SEC. Key Colony Management, LLC is the general partner of Key Colony Fund, L.P. and it may be deemed to beneficially own securities owned by Key Colony Fund, L.P. Alex R. Lieblong is the president and managing member of Key Colony Management, LLC and he may be deemed to beneficially own securities owned by each of Key Colony Fund, L. P. and Key Colony Management, LLC.
(10)	Shares of our common stock not outstanding but deemed beneficially owned because the respective person or group has the right to acquire them as of the Record Date, or within 60 days of such date, are treated as outstanding for purposes of calculating the percentage of common stock outstanding for such person or group.

The foregoing footnotes are provided for informational purposes only and each person disclaims beneficial ownership of shares owned by any member of his or her family or held in trust for any other person, including family members.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Lyle Berman Family Partnership Interest in Contract Obligation to Third-Party

We have an obligation to pay approximately $11 million to an unrelated third party during the term of our management contract with the Pokagon Band of Potawatomi Indians for the Four Winds Casino Resort in New Buffalo Township, Michigan. The obligation is payable quarterly for five years beginning with the opening of the Four Winds Casino Resort which occurred in August 2007. In June 2006, the Lyle Berman Family Partnership, referred to as the Partnership, purchased a portion of the unrelated third party receivable and will receive approximately $0.3 million per year of this obligation during the five-year term of the management contract for the Four Winds Casino Resort. Lyle Berman, our Chairman and Chief Executive Officer, does not have an ownership or other beneficial interest in the Partnership. Neil I. Sell, a member of our Board, is one of the trustees of the irrevocable trusts for the benefit of Lyle Berman’s children that are the partners in the Partnership.

Transactions with Sklansky Games, LLC and WPT Enterprises, Inc.

We entered into a license agreement with Sklansky Games, LLC, referred to as Sklansky, pursuant to which we developed a World Poker Tour No Limit Texas Hold-Em casino table game that uses certain of Sklansky’s intellectual property rights. We had also entered into a license agreement with WPT Enterprises, Inc., referred to as WPTE, pursuant to which we obtained a license to utilize the World Poker Tour name and logo in connection with the casino table game. Under the terms of this agreement, we are required to pay WPTE a specified minimum annual royalty payment of 10% of gross revenues, and Sklansky a specified minimum annual royalty payment of 30% of the gross revenue we receive from our sale or lease of the game. In addition to our indirect ownership of a majority of WPTE’s common stock through Lakes Poker Tour, LLC, one of our wholly owned subsidiaries, Lyle Berman, our Chief Executive Officer and a director, and his son, Bradley Berman, own 28% and 54% equity interests in Sklansky, respectively. Lyle Berman also serves as Chairman of WPTE and Bradley Berman is a member of WPTE’s Board of Directors. In fiscal 2007, we incurred royalty costs to Sklansky and WPTE of approximately $30,000 and $10,000, respectively.

WPT Agreement with G-III Apparel Group, Ltd.

WPTE entered into a non-exclusive license agreement with G-III Apparel Group, Ltd., referred to as G-III, effective as of February 24, 2004. Morris Goldfarb, a member of our Board, is a director, Chairman of the Board and Chief Executive Officer of G-III. Under the agreement, G-III licenses the World Poker Tour name, logo and trademark from WPTE in connection with G-III’s production of certain types of apparel for distribution in authorized channels within the United States, its territories and possessions and, in certain circumstances, Canada. As consideration for this non-exclusive license, G-III pays royalties and certain other fees to WPTE. No royalties were earned or paid during fiscal year 2007 to WPTE under this license agreement.

Legal Services

Neil I. Sell, a director of the Company, is a partner in the law firm of Maslon Edelman Borman & Brand, LLP, which renders legal services to WPTE from time to time.

Review and Approval of Related Party Transactions

Policy.  The audit committee is responsible for reviewing and approving (with the concurrence of a majority of the disinterested members of the Board of Directors) any related party and affiliated party transactions as provided in the Amended and Restated Audit Committee Charter adopted by the Board of Directors of the Company on March 6, 2006. In addition, Section 4350(h) of the rules of The Nasdaq Stock Market LLC provide that all related party transactions must be reviewed for conflicts of interest by the audit committee. In accordance with policies adopted by the audit committee, the following transactions must be presented to the audit committee for its review and approval:

1. Any transaction in which (i) the amount involved exceeds $120,000, (ii) the Company was or is to be a participant (within the meaning of Regulation S-K, Item 404(a)), and (iii) a related person (as defined in Regulation S-K, Item 404(a)) has or will have a direct or indirect material interest (within the meaning of Regulation S-K, Item 404(a)).

2. Any contract or other transaction between the Company and one or more directors of the Company, or between the Company and an organization in or of which one or more directors of the Company are directors, officers, or legal representatives or have a material financial interest within the meaning of Minnesota Statutes, Section 302A.255.

Procedure.  In addition to the Company’s Board of Directors complying with the requirements of Minnesota Statutes, Section 302A.255 with respect to any proposed transaction with a potential director’s conflict of interest, all proposed transactions covered by the policy must be approved in advance by a majority of the members of the audit committee. If a proposed transaction covered by the policy involves a member of the audit committee, such member may not participate in the audit committee’s deliberations concerning, or vote on, such proposed transaction.

Prior to approving any proposed transaction covered by the policy, the following information concerning the proposed transaction will be fully disclosed to the audit committee:

1. The names of all parties and participants involved in the proposed transaction, including the relationship of all such parties and participants to the Company and any of its subsidiaries.

2. The basis on which the related person is deemed to be a related person within the meaning of Regulation S-K, Item 404(a), if applicable.

3. The material facts and terms of the proposed transaction.

4. The material facts as to the interest of the related person in the proposed transaction.

5. Any other information that the audit committee requests concerning the proposed transaction.

The audit committee may require that all or any part of such information be provided to it in writing.

The audit committee may approve only those transactions covered by the policy that a majority of the members of the audit committee in good faith determine to be (i) fair and reasonable to the Company, (ii) on terms no less favorable than could be obtained by the Company if the proposed transaction did not involve a director or the related person, as the case may be, and (iii) in the best interests of the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

Based on the Section 16(a) forms furnished to us and other information, we believe that all officers, directors and greater than ten percent shareholders met all applicable filing requirements under Section 16(a) during fiscal 2007.

PROPOSALS OF SHAREHOLDERS

In order to be eligible for inclusion in the Company’s proxy materials for next year’s annual meeting of shareholders, any shareholder proposal to take action at such meeting must be received at the Company’s executive offices, directed to Timothy J. Cope, President, Chief Financial Officer, and Treasurer, 130 Cheshire Lane, Minnetonka, Minnesota 55305, no later than January 1, 2009. Any such proposals must be in accordance with the provisions of Rule 14a-8 of the Securities Exchange Act of 1934, as amended, as supplemented or modified. Shareholders who intend to present a proposal at next year’s annual meeting of shareholders without including such proposal in the Company’s proxy statement must provide the Company with notice of such proposal no later than March 17, 2009. The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

DISCRETIONARY PROXY VOTING AUTHORITY/
UNTIMELY STOCKHOLDER PROPOSALS

Rule 14a-4 promulgated under the Securities and Exchange Act of 1934, as amended, governs our use of its discretionary proxy voting authority with respect to a shareholder proposal that the shareholder has not sought to include in our proxy statement. Rule 14a-4 provides that if a proponent of a proposal fails to notify the Company at least 45 days prior to the month and day of mailing of the prior year’s proxy statement, management proxies will be allowed to use their discretionary voting authority when the proposal is raised at the meeting, without any discussion of the matter.

With respect to our 2009 annual meeting of shareholders, if we are not provided notice of a shareholder proposal, which the shareholder has not previously sought to include in our proxy statement, by March 17, 2009, the management proxies will be allowed to use their discretionary authority as outlined above.

SOLICITATION

We will bear the cost of preparing, assembling and mailing the proxy, proxy statement and other material that may be sent to the shareholders in connection with this solicitation. Brokerage houses and other custodians, nominees and fiduciaries may be requested to forward soliciting material to the beneficial owners of stock, in which case they will be reimbursed by us for their expenses in doing so. Proxies are being solicited primarily by mail, but, in addition, our officers and regular employees may solicit proxies personally, by telephone, by telegram or by special letter.

OTHER MATTERS

The Board of Directors does not intend to present to the Annual Meeting any other matter not referred to above and does not presently know of any matters that may be presented to the Annual Meeting by others. However, if other matters come before the Annual Meeting, it is the intent of the persons named in the enclosed proxy to vote the proxy in accordance with their best judgment.

By Order of the Board of Directors

LAKES ENTERTAINMENT, INC.

Timothy J. Cope,
President, Chief Financial Officer, and
Treasurer

ANNUAL MEETING
Doubletree Park Place Hotel
1500 Park Place Boulevard
Minneapolis, Minnesota
June 4, 2008
3:00 P.M.

LAKES ENTERTAINMENT, INC. FOR ANNUAL MEETING OF SHAREHOLDERS — JUNE 4, 2008	proxy

     The undersigned, a shareholder of Lakes Entertainment, Inc. (the “Company”), hereby appoints Lyle Berman and Timothy J. Cope, and each of them as proxies (each with the power to act alone and with full power of substitution), to vote on behalf of the undersigned the number of shares of the Company’s common stock that the undersigned is then entitled to vote, at the Annual Meeting of Shareholders of Lakes Entertainment, Inc. to be held at the Doubletree Park Place Hotel, 1500 Park Place Boulevard, Minneapolis, Minnesota on June 4, 2008 at 3:00 p.m., and at any and all adjournments and postponements thereof (the “Annual Meeting”), as specified below on the matters referred to and in their discretion upon any other matters brought before the Annual Meeting, with all the powers which the undersigned would possess if personally present.
     The undersigned hereby revokes all previous proxies relating to the shares covered hereby and acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement relating to the Annual Meeting.
THIS PROXY IS SOLICITED ON BEHALF OF THE COMPANY’S BOARD OF DIRECTORS.
When properly executed, this proxy will be voted on the proposals set forth herein as directed by the shareholder, but if no direction is made in the space provided, this proxy will be voted “FOR” the election of all director nominees, and “FOR” the ratification of the appointment of Piercy, Bowler, Taylor & Kern, Certified Public Accountants, (Piercy, Bowler, Taylor & Kern) as the Company’s independent registered public accounting firm for the 2008 fiscal year.
See reverse for voting instructions.

Please detach here

The Board of Directors of the Company Recommends a Vote “FOR” the election of all director nominees, and “FOR” the ratification of the appointment of Piercy, Bowler, Taylor & Kern as the Company’s independent registered public accounting firm for the 2008 fiscal year.

1.	Election of directors:	01 Lyle Berman	02 Timothy J. Cope	03 Morris Goldfarb	☐	FOR all nominees	☐	WITHHOLD
		04 Neil I. Sell	05 Ray Moberg	06 Larry C. Barenbaum		(except as marked		vote for all
		07 Richard D. White				to the contrary below)		nominees listed

(Instructions: To withhold authority to vote for any individual nominee, write that nominee’s name in the box provided to the right.)

2.	To ratify the appointment of Piercy, Bowler, Taylor & Kern as the Company’s independent registered public accounting firm for the 2008 fiscal year.	☐	For	☐	Against	☐	Abstain

3.	Upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.
THIS PROXY, WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box Indicate changes below:	☐

Dated:	, 2008

Signature(s) in Box
(Shareholder must sign exactly as the name appears at left. When signed as a corporate officer, executor, administrator, trustee, guardian, etc., please give full title as such. Both joint tenants must sign.)